Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Record Results by Willis Lease Finance Corporation
with Second Quarter Pre-tax Income of $57.9 million.
Willis Declares First, Regular Quarterly Dividend of $0.25 Per Share.

COCONUT CREEK, FL — August 1, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”) today reported record second quarter total revenues of $151.1 million and record quarterly pre-tax income of $57.9 million. The Company also announced its first regular quarterly dividend of $0.25 per share, expected to be paid on August 21, 2024, with a record holder date of August 12, 2024. For the three months ended June 30, 2024, aggregate, core lease rent and maintenance reserve revenues were at an all-time high of $118.8 million, up 32% as compared to $89.8 million in 2023. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with a strong, resurging aviation marketplace, and airlines leveraging the Company’s leasing, parts and maintenance capabilities in order to avoid protracted engine shop visits.

“We have been deliberate in the selection of engines and investment in our services businesses,” said Austin C. Willis, Chief Executive Officer. “This strategy has distinguished us as a value added lessor.”

“Our financial results would not be possible without the tireless efforts of our employees,” said Brian R. Hole, President. “Their dedication to our customers and to the Company are what allow us to deliver our multi-faceted engine products and services with the speed and quality the Company’s position in the industry requires.”

Second Quarter 2024 Highlights (at or for the period ended June 30, 2024, as compared to June 30, 2023 and December 31, 2023):

•Lease rent revenue was a record $55.9 million in the second quarter of 2024, an increase of 2.7%, compared to $54.4 million in the second quarter of 2023. During the three months ended June 30, 2024, we purchased equipment (including capitalized costs) totaling $258.8 million, which consisted of three aircraft, 11 engines, and other parts and equipment purchased for our lease portfolio. During the three months ended June 30, 2023, we purchased equipment (including capitalized costs) totaling $55.8 million, which consisted of nine engines and other parts and equipment purchased for our lease portfolio.
•Maintenance reserve revenue was a record $62.9 million in the second quarter of 2024, an increase of 77.6%, compared to $35.4 million in the same quarter of 2023, reflecting the high level of usage of our assets by our customer base. Engines on lease with “non-reimbursable” usage fees generated $45.9 million of short-term maintenance revenues in 2024, compared to $28.6 million in the prior year. There was $17.0 million of long-term maintenance revenue recognized in the three months ended June 30, 2024, compared to $6.8 million long-term maintenance revenue recognized for the three months ended June 30, 2023. As of June 30, 2024 and June 30, 2023, there were $24.6 million and $19.8 million, respectively, of deferred in-substance fixed payment use fees included in Unearned revenue associated with engines on short-term leases. These deferred in-substance fixed payment use fees represent portfolio utilization beyond the maintenance reserve revenues reflected in our Unaudited Consolidated Statements of Income.
•Spare parts and equipment sales increased to $6.2 million in the second quarter of 2024, compared to $4.6 million in the second quarter of 2023. The increase in spare parts sales for the three months ended June 30, 2024 reflects variations in the timing of sales.

•Gain on sale of leased equipment was $14.4 million in the second quarter of 2024, an increase of 223.4% compared to that of the comparable period, reflecting the sale of seven engines, eight airframes, and other parts and equipment from the lease portfolio. During the three months ended June 30, 2023, we sold two engines and other parts and equipment from the lease portfolio for a net gain of $4.5 million.
•The Company generated a quarterly record of $57.9 million of pre-tax income in the second quarter of 2024, compared to the pre-tax income of $19.0 million in the second quarter of 2023.
•The book value of lease assets directly owned or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases was $2,803.3 million as of June 30, 2024.
•Diluted weighted average income per common share was $6.21 for the second quarter 2024, compared to diluted weighted average income per common share of $2.02 in the second quarter of 2023.
•Book value per diluted weighted average common share outstanding increased to $73.64 at June 30, 2024, compared to $67.73 at December 31, 2023.
•The Company paid a special dividend of $1.00 per share in the second quarter and also declared its first regular quarterly dividend of $0.25 per share, expected to be paid on August 21, 2024, with a record holder date of August 12, 2024.

Conference Call

WLFC will hold a conference call on Friday, August 2, 2024 at 1:00 p.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (800) 289-0459, International (646) 828-8082, wait for the conference operator and provide the operator with the Conference ID 573492. The conference call may also be accessed by registering via the following link: https://event.webcasts.com/starthere.jsp?ei=1681417&tp_key=20bee9dac9. A digital replay will be available two hours after the completion of the conference. To access the replay, please visit our website at www.wlfc.global under the Investor Relations section for details.

Balance Sheet

As of June 30, 2024, the Company’s lease portfolio was $2,465.0 million, consisting of $2,317.9 million of equipment held in our operating lease portfolio, $115.5 million of notes receivable, $25.5 million of maintenance rights, and $6.2 million of investments in sales-type leases, which represented 344 engines, 12 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2023, the Company’s lease portfolio was $2,223.4 million, consisting of $2,112.8 million of equipment held in our operating lease portfolio, $92.6 million of notes receivable, $9.2 million of maintenance rights, and $8.8 million of investments in sales-type leases, which represented 337 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Lease rent revenue	$55,866	$54,416	2.7%	$108,747	$107,636	1.0%
Maintenance reserve revenue	62,897	35,415	77.6%	106,767	58,913	81.2%
Spare parts and equipment sales	6,186	4,550	36.0%	9,474	9,602	(1.3)%
Interest revenue	2,284	2,258	1.2%	4,553	4,304	5.8%
Gain on sale of leased equipment	14,428	4,461	223.4%	23,629	4,328	446.0%
Maintenance services revenue	6,781	5,849	15.9%	12,008	10,508	14.3%
Other revenue	2,678	2,047	30.8%	5,025	3,240	55.1%
Total revenue	151,120	108,996	38.6%	270,203	198,531	36.1%

EXPENSES
Depreciation and amortization expense	22,167	22,494	(1.5)%	44,653	45,043	(0.9)%
Cost of spare parts and equipment sales	5,437	3,058	77.8%	8,142	7,557	7.7%
Cost of maintenance services	5,671	4,843	17.1%	11,245	8,770	28.2%
Write-down of equipment	—	1,671	(100.0)%	261	1,671	(84.4)%
General and administrative	34,687	31,727	9.3%	64,268	59,558	7.9%
Technical expense	4,518	6,676	(32.3)%	12,773	11,018	15.9%
Net finance costs:
Interest expense	24,562	19,085	28.7%	47,565	37,474	26.9%
Total net finance costs	24,562	19,085	28.7%	47,565	37,474	26.9%
Total expenses	97,042	89,554	8.4%	188,907	171,091	10.4%

Income from operations	54,078	19,442	178.2%	81,296	27,440	196.3%
Income (loss) from joint ventures	3,825	(474)	nm	6,499	(1,635)	nm
Income before income taxes	57,903	18,968	205.3%	87,795	25,805	240.2%
Income tax expense	15,317	5,152	197.3%	24,340	7,595	220.5%
Net income	42,586	13,816	208.2%	63,455	18,210	248.5%
Preferred stock dividends	910	811	12.2%	1,810	1,612	12.3%
Accretion of preferred stock issuance costs	12	21	(42.9)%	24	42	(42.9)%
Net income attributable to common shareholders	$41,664	$12,984	220.9%	$61,621	$16,556	272.2%

Basic weighted average income per common share	$6.34	$2.04		$9.51	$2.65
Diluted weighted average income per common share	$6.21	$2.02		$9.22	$2.57

Basic weighted average common shares outstanding	6,570	6,354		6,479	6,239
Diluted weighted average common shares outstanding	6,714	6,442		6,687	6,449

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$5,044	$7,071
Restricted cash	142,869	160,958
Equipment held for operating lease, less accumulated depreciation	2,317,903	2,112,837
Maintenance rights	25,469	9,180
Equipment held for sale	8,058	805
Receivables, net	54,095	58,485
Spare parts inventory	81,913	40,954
Investments	63,765	58,044
Property, equipment & furnishings, less accumulated depreciation	35,968	37,160
Intangible assets, net	5,428	1,040
Notes receivable, net	115,488	92,621
Investments in sales-type leases, net	6,179	8,759
Other assets	59,477	64,430
Total assets	$2,921,656	$2,652,344

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$89,161	$52,937
Deferred income taxes	169,933	147,779
Debt obligations	1,946,761	1,802,881
Maintenance reserves	104,724	92,497
Security deposits	28,936	23,790
Unearned revenue	39,735	43,533
Total liabilities	2,379,250	2,163,417

Redeemable preferred stock ($0.01 par value)	49,988	49,964

Shareholders’ equity:
Common stock ($0.01 par value)	71	68
Paid-in capital in excess of par	31,683	29,667
Retained earnings	452,263	397,781
Accumulated other comprehensive income, net of tax	8,401	11,447
Total shareholders’ equity	492,418	438,963
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,921,656	$2,652,344